CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



     As independent public accountants, we hereby consent to the use in this Post-Effective Amendment Number 9 to The Unified Funds' (formerly The Vintage Funds) Registration Statement of all references to our firm included in or made a part of this Post-Effective Amendment.




/s/ McCurdy & Associates CPA's, Inc.

McCurdy & Associates CPA's, Inc.
January 28, 1998